EXHIBIT 99.1

FOR IMMEDIATE RELEASE

October 26, 2023

Codorus Valley Bancorp, Inc.

Reports Third Quarter 2023 Earnings

➢	Third quarter net income of $5.9 million compared to net income of $7.2 million in the quarter ended September 30, 2022, and $6.6 million in the quarter ended June 30, 2023;

➢	Net income of $19.5 million for the year ended September 30, 2023 compared to $12.2 million for the year ended September 30, 2022;

➢	Net interest margin of 3.81% for the nine months ended September 30, 2023, an increase from the net interest margin of 3.21% for the nine months ended September 30, 2022;

➢	Third quarter efficiency ratio of 66.95%; return on average assets of 1.08%; and return on equity of 12.64%;

➢	Steady performance in credit metrics with nonperforming assets to total loans of 0.47% at September 30, 2023, a decrease of 32.9% from the ratio at December 31, 2022;

➢	Cash dividend of $0.17 per common share payable on November 14, 2023, to holders of record on October 24, 2023.

YORK, Pa. – Codorus Valley Bancorp, Inc. (“Codorus Valley”, or the “Corporation”) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (“PeoplesBank”, or the “Bank”), today reported net income of $5.9 million or $0.61 per diluted common share, for the quarter ended September 30, 2023. This compares to net income of $7.2 million or $0.75 per diluted common share, for the quarter ended September 30, 2022, representing a decrease of $1.2 million or 17.3 percent, and compares to net income of $6.6 million or $0.69 per diluted common share for the second quarter of 2023, representing a decrease of $700,000 or 10.5 percent. For the first nine months of 2023, net income was $19.5 million or $2.03 per diluted share, compared to $12.2 million or $1.27 per diluted share, for the first nine months of 2022, representing an increase of $7.4 million or 60.5 percent.

“Despite the challenging environment, the company continued to generate strong earnings in the third quarter and remains focused on positioning the Corporation for long-term financial performance. During the quarter the Corporation continued to proactively manage the balance sheet, ensured strong liquidity and capital positions, and maintained diligence around expense control,” noted Craig L. Kauffman, President and CEO. “Additionally, the Corporation added several seasoned bankers who should contribute meaningfully to the growth plans of the Bank.”

REVIEW OF RESULTS

Balance Sheet

Loans

Loans increased $70.8 million from December 31, 2022 to September 30, 2023, an annualized growth rate of 6.0 percent. Nonperforming assets decreased $3.4 million, or 30.2 percent to $8.0 million from December 31, 2022 to September 30, 2023.

Investment Securities

Investment Securities decreased $9.8 million to $335.7 million at September 30, 2023 compared to $345.5 million at December 31, 2022. The Bank sold $4.7 million of investment securities, realizing a net loss of $388,000 during the first quarter of 2023, improving the security portfolio yield by three basis points. The tax-equivalent yield on securities for the three months ended September 30, 2023 was 2.75 percent, compared to 2.36 percent for the three months ended September 30, 2022 and 2.72 percent for the three months ended June 30, 2023. The unrealized loss on the securities portfolio was $56.0 million at September 30, 2023, compared to $47.7 million at September 30, 2022 and $46.6 million at June 30, 2023.

Borrowings

FHLB advances and other short-term borrowings increased $27.5 million to $39.1 million at September 30, 2023 compared to $11.6 million at December 31, 2022, as the Bank added liquidity to the balance sheet during the recent industry turmoil to provide an added measure of liquidity in the event the Bank were to experience outsized deposit withdrawals. FHLB advances and other short-term borrowings decreased $44.2 million or 53.1 percent from $83.3 million at June 30, 2023.

Deposits

Total Deposits decreased $36.8 million, or 1.9 percent from December 31, 2022 to September 30, 2023, ending the period at $1.91 billion. From year-end 2022 to September 30, 2023, noninterest-bearing demand accounts decreased $65.4 million or 14.1 percent, and interest-bearing demand accounts decreased $18.1 million or 6.3 percent. During that same period, savings accounts decreased $19.9 million or 12.4 percent. Offsetting the decreases, money market accounts increased by $5.0 million or 1.0 percent and certificates of deposit increased by $61.6 million or 16.1 percent. As a result of the change in deposit mix, the average cost of interest-bearing deposits increased to 2.31 percent for the quarter ended September 30, 2023, compared to 0.46 percent for the quarter ended September 30, 2022 and 1.94 percent for the quarter ended June 30, 2023. For the nine months ended September 30, 2023, the average cost of interest-bearing deposits increased to 1.90 percent, compared to 0.33 percent for the nine months ended September 30, 2022. During the three months ended September 30, 2023 overall deposit activity continued to stabilize as deposits increased $23.7 million or 1.3 percent from the quarter ended June 30, 2023. We anticipate downward pressure on net interest margin to continue for the remainder of 2023 and into 2024 due to the cost of deposits.

Income Statement

The Corporation’s net interest income for the three months ended September 30, 2023 was $19.1 million, a decrease of 8.6 percent when compared to $20.9 million for the three months ended September 30, 2022 and a decrease of 4.3 percent when compared to $20.0 million for the three months ended June 30, 2023. The Corporation’s tax-equivalent net interest margin (“NIM”) was 3.64 percent for the three months ended September 30, 2023, compared to 3.66 percent for the same period in 2022 and 3.81 percent for the quarter ended June 30, 2023. Net interest income for the nine months ended September 30, 2023 was $58.9 million, an increase of 17.0 percent when compared to $50.4 million for the nine months ended September 30, 2022. The Corporation’s tax-equivalent NIM was 3.81 percent for the nine months ended September 30, 2023, compared to 3.21 percent for the nine months ended September 30, 2022.

The Corporation’s provision for credit losses, which includes provision for credit losses on unfunded commitments in 2023, for the three months ended September 30, 2023 was $251,000 compared to a reversal of provision for loan losses of $567,000 for the three months ended September 30, 2022 and a reversal of provision for credit losses of $77,000 for the quarter ended June 30, 2023. The Corporation’s nonperforming assets ratio was 0.47 percent at September 30, 2023, a 32.9 percent decrease from the nonperforming assets ratio of 0.70 percent at December 31, 2022. On January 1, 2023, the Corporation adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) and now measures estimated credit losses on financial instruments at the time of origination using the current expected credit loss (“CECL”) methodology. At adoption of the CECL methodology, the allowance for credit losses increased $2.8 million. The net impact to retained earnings was $2.1 million.

Noninterest income for the three months ended September 30, 2023 was $4.2 million, an increase of $582,000 or 16.1 percent, compared to noninterest income of $3.6 million for the three months ended September 30, 2022 and an increase of $142,000 or 3.5 percent compared to the three months ended June 30, 2023. The increase in the current quarter compared to both periods, was primarily due to higher service charges on deposit accounts and income from bank owned life insurance. Noninterest income for the nine months ended September 30, 2023 was $12.2 million, an increase of $840,000, as compared to noninterest income of $11.4 million for the nine months ended September 30, 2022. Higher trust and investment service fees, service charges on deposits, other income related to interest rate swap fees and gains on sale of assets held for sale in the current period were partially offset by a decrease in gains on sale of loans and a loss on sale of securities compared to the nine months ended September 30, 2022.

Noninterest expense was $15.9 million for the third quarter 2023, an increase of $574,000 or 3.8 percent, as compared to noninterest expense of $15.3 million for the third quarter 2022 and an increase of $420,000 compared to noninterest expense of $15.5 million for the second quarter of 2023. The increase in both periods was attributed to higher professional and legal fees, higher variable compensation accruals and higher other expense. Noninterest expense was $46.2 million for the nine months ended September 30, 2023, a decrease of $38,000 or 0.08 percent, as compared to noninterest expense of $46.2 million for the nine months ended September 30, 2022. The decrease was attributed to lower professional and legal fees, lower impaired loan carrying costs and lower other expense, offset by higher variable compensation accruals. Professional and legal fees and other expense were higher in the prior year as a result of costs associated with corporate matters. Previously expensed impaired loan carrying costs were recovered in the current year, contributing to the decrease year over year.

Income tax expense for the quarter ended September 30, 2023 was $1.5 million compared to $2.1 million for the same period in 2022 and $1.9 million in the quarter ended June 30, 2023. The effective tax rate for the three month periods ended September 30, 2023, September 30, 2022 and June 30, 2023 was 20.2 percent, 22.3 and 22.7 percent, respectively. Income tax expense for the nine months ended September 30, 2023 was $5.4 million compared to $3.4 million for the nine months ended September 30, 2022. The effective tax rate for the nine months ended September 30, 2023 and September 30, 2022 was 21.8 and 21.7, respectively.

Capital

Shareholders’ equity totaled $183.4 million at September 30, 2023, an increase of $6.0 million from $177.3 million at December 31, 2022. The increase was primarily attributable to net income of $19.5 million, partially offset by dividends paid of $4.7 million for the nine months ended September 30, 2023 and the adoption of CECL of $2.1 million. Other changes are related to accumulated other comprehensive loss and issuance of treasury stock.

Book value per share was $19.06 and $18.51 at September 30, 2023 and December 31, 2022, respectively. Tangible book value per share and tangible book value per share without accumulated other comprehensive loss (1) increased to $18.82 per share and $23.28 per share, respectively, at September 30, 2023 from $18.27 per share and $21.90 per share, respectively, at December 31, 2022, primarily the result of changes in shareholders’ equity discussed above. The Corporation’s common equity tier 1 capital ratio was 12.53 percent at September 30, 2023, an increase from 12.04 percent at December 31, 2022. At September 30, 2023, all capital ratios applicable to the Bank were above regulatory minimum levels and the Bank met the “well-capitalized” criteria under current bank regulatory guidelines. (Note that the regulatory “well-capitalized” definition is not applicable to small bank holding companies such as the Corporation).

(1) Tangible book value per share and tangible book value per share without accumulated other comprehensive loss are non-GAAP financial measures. Please see Financial Highlights for disclosure and reconciliation of non-GAAP financial measures.

Liquidity Risk Management

The Bank maintains a well-diversified deposit base and has a comparatively low level of uninsured deposits. At September 30, 2023, 83% of the Bank’s deposits were estimated to be FDIC-insured, and an additional 7% of deposits were fully collateralized.

The overall deposit and liquidity position of the Bank and the Corporation remain positive, with overall deposits exceeding the level at December 31, 2019, the start of the pandemic, by $315.8 million or 19.9 percent.

Although the Bank had not utilized the Federal Reserve’s Bank Term Funding Facility as of September 30, 2023, the program has attractive features, such as being able to borrow based on the par values (rather than market values) of a bank’s investment securities that are pledged as collateral. For this reason, the program would be considered among the Bank’s other wholesale borrowing options if additional liquidity was needed.

The Bank is a member of the IntraFi Network, which provides reciprocal deposit alternatives allowing our clients to have the benefit of additional FDIC insurance coverage, and assisting the Bank in the management of its liquidity needs.

Dividend Declared

On October 10, 2023, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.17 per share, payable on November 14, 2023 to common shareholders of record at the close of business on October 24, 2023.

Business Lines Update

Consumer Banking efforts in the third quarter of 2023 continued to focus on assisting clients with their financial needs, including an attractive 0% credit card balance transfer offer to help clients manage their finances. We also concluded a successful vehicle financing campaign to help clients manage their vehicle purchases. In addition, mortgage events were held throughout our Financial Center network to help clients with their mortgage-related questions, focusing on educating buyers on their options in the current environment.

The Leader Heights Financial Center was updated and is now the third Connections Center in the York Area. Connections Centers offer the PeoplesBank Vision Board Experience on a large touchscreen, and help facilitate discussions regarding a client’s goals and aspirations, focusing on how PeoplesBank can help them achieve their dreams and live confidently. A concierge desk also helps clients become more familiar with our digital capabilities, and casual meeting spaces include booth seating and a comfortable conversation room to foster discussions.

Our Business Banking team continued to help clients through personalized outreach. As part of the outreach to ensure the PeoplesBank team is meeting the needs of local businesses, a variety of promotions focused on specific needs of different business segments were made available. In addition, the Business Banking team participated in several events to help small- and medium-sized businesses navigate topics such as SBA funding and healthcare considerations. An annual Voice of Client Survey was also conducted, the results of which will help the bank continue to focus on the topics and needs of our business clients.

PeoplesBank Wealth Management continued to offer the expertise of its team to clients looking for perspectives on the current economic environment. In addition to sharing economic data and information with its clients, the PeoplesBank Wealth Management team held several Roundtable Discussion Events throughout the quarter.

To thank our local community, PeoplesBank sponsored the York State Fair, offering attendees entrance to the fair for just $1. PeoplesBank also hosted a client-appreciation event at Wellspan Park on August 31, offering clients free tickets to see the York Revolution. Readers of the York Daily Record in turn voted PeoplesBank 2023 Best Bank in York and Hanover.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol “CVLY”.

Cautionary Note Regarding Forward-looking Statements

This Press Release may contain forward-looking statements by Codorus Valley Bancorp, Inc. (the “Corporation”). Forward-looking statements may include information concerning the financial condition, results of operations and business of the Corporation and its subsidiaries and include, but are not limited to, statements regarding expectations or predictions of future financial or business performance or conditions relating to the Corporation and its operations. These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control). Forward-looking statements may also include, but are not limited to, discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, goals, expectations or consequences, and statements about future performance, expenses, operations, or products and services of the Corporation and its subsidiaries. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “believes,” “plans,” “expects,” “estimates,” “intends,” “anticipates,” “strives to,” “seeks,” “intends,” “anticipates” or similar words or expressions.

Forward-looking statements are not historical facts, nor should they be relied upon as providing assurance of future performance. Forward-looking statements are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of the Corporation’s control. Actual results could differ materially from those indicated in forward-looking statements due to, among others, the following factors: changes in market interest rates and the persistence of the current inflationary environment in the U.S. and our market areas and the potential for an economic downturn or recession; the effects of financial challenges at other banking institutions that could lead to depositor concerns that spread within the banking industry causing disruptive deposit outflows and other destabilizing results; legislative and regulatory changes and the uncertain impact of new laws and regulations; monetary and fiscal policies of the federal government; the effects of changes in accounting policies and practices; ineffectiveness of the Corporation’s business strategy due to changes in the current or future market conditions; changes in deposit flows, the cost of funds, demand for loan products and the demand for financial services; the effects of the COVID-19 pandemic, including on the Corporation’s credit quality and operations as well as its impact on general economic conditions; competition; market volatility, market downturns, changes in consumer behavior and business closures; adverse changes in the quality or composition of the Corporation’s loan, investment and mortgage-backed securities portfolios, including from the effects of the current inflationary environment; geographic concentration of the Corporation’s business; deterioration of commercial real estate values; the adequacy of loan loss reserves and the Corporation’s transition to the Current Expected Credit Loss (CECL) method of reserving for losses in its loan portfolio; deterioration in the credit quality of borrowers; the Company’s ability to attract and retain key personnel; the impact of operational risks, including the risk of human error, failure or disruption of internal processes and systems, including of the Corporation’s information and other technology systems; uncertainty surrounding the transition from LIBOR to an alternate reference rate: failure or circumvention of our internal controls; the Corporation’s ability to keep pace with technological changes; breaches of security or failures of the Corporation to identify and adequately address cybersecurity and data breaches; changes in government regulation and supervision and the potential for negative consequences resulting from regulatory examinations, investigations and violations; the effects of adverse outcomes from claims and litigation; occurrence of natural or man-made disasters or calamities, including health emergencies, the spread of infectious diseases, epidemics or pandemics, an outbreak or escalation of hostilities or other geopolitical instabilities, the effects of climate change or extraordinary events beyond the Corporation’s control, and the Corporation’s ability to deal effectively with disruptions caused by the foregoing; and other economic, competitive, governmental and technological factors affecting the Corporation’s operations, markets, products, services and fees.

For a discussion of certain risks and uncertainties that could affect the Corporation, please refer to the “Risk Factors” section of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, and in its current and periodic reports that are, or will be, filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov or in the Investor Relations section of the Corporation’s website at www.peoplesbanknet.com. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements to reflect new information, events occurring after the date of this press release or other circumstances.

Certain Accounting Matters

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements when filed with the SEC. Accordingly, the consolidated financial information in this announcement is subject to change.

The Corporation uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this Press Release. The Corporation’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate the Corporation’s financial condition and results of operations and, therefore, such information is useful to investors. These measures have limitations as analytical tools and should not be considered a substitute for analysis of results under GAAP. These non-GAAP financial measures are reconciled to the most comparable measures following the “Financial Highlights” section of this press release.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Craig L. Kauffman	Larry D. Pickett
President and CEO	Chief Financial Officer
717-747-1501	717-747-1502
ckauffman@peoplesbanknet.com	lpickett@peoplesbanknet.com

CODORUS VALLEY BANCORP, INC.

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,	September 30,
(Dollars in thousands, except share and per share data)	2023	2022	2022

Assets
Interest bearing deposits with banks	$28,858	$99,777	$201,024
Cash and due from banks	22,449	20,662	21,772
Total cash and cash equivalents	51,307	120,439	222,796
Securities, available-for-sale, at fair value (amortized cost $391,694, net of allowance for credit losses of $0)	335,656	345,457	343,253
Restricted investment in bank stocks, at cost	2,152	955	955
Loans held for sale	1,103	154	863
Loans (net of deferred fees of $3,718 - 2023 and $3,813 - 2022)	1,704,380	1,632,857	1,599,033
Less-allowance for credit losses(1)	(21,449)	(20,736)	(22,232)
Net loans	1,682,931	1,612,121	1,576,801
Premises and equipment, net	19,562	21,136	21,094
Operating leases right-of-use assets	2,618	3,072	3,242
Goodwill	2,301	2,301	2,301
Other assets	92,962	89,417	87,100
Total assets	$2,190,592	$2,195,052	$2,258,405
Liabilities
Deposits
Noninterest bearing	$398,486	$463,853	$486,946
Interest bearing	1,507,892	1,479,366	1,527,061
Total deposits	1,906,378	1,943,219	2,014,007
Short-term borrowings	39,099	11,605	13,251
Long-term debt and junior subordinated debt	11,528	11,550	11,557
Subordinated notes - face amount $31,000 (less discount and debt issuance cost of $175 at September 30, 2023 and $236 at December 31, 2022)	30,825	30,764	30,744
Operating leases liabilities	2,726	3,204	3,381
Allowance for credit losses on off-balance sheet credit exposures	2,212	0	0
Other liabilities	14,461	17,410	17,126
Total liabilities	2,007,229	2,017,752	2,090,066
Shareholders’ equity
Preferred stock, par value $2.50 per share; 1,000,000 shares authorized; no shares issued or outstanding	0	0	0
Common stock, par value $2.50 per share; 30,000,000 shares authorized; shares issued: 9,883,660 at September 30, 2023 and December 31, 2022; and shares outstanding: 9,618,854 at September 30, 2023 and 9,581,230 at December 31, 2022	24,709	24,709	24,709
Additional paid-in capital	142,525	141,896	141,929
Retained earnings	64,816	52,146	45,648
Accumulated other comprehensive loss	(42,869)	(34,764)	(36,499)
Treasury stock shares outstanding, at cost: 264,806 shares at September 30, 2023 and 302,430 at December 31, 2022	(5,818)	(6,687)	(7,448)
Total shareholders’ equity	183,363	177,300	168,339
Total liabilities and shareholders’ equity	$2,190,592	$2,195,052	$2,258,405

(1) Beginning January 1, 2023, calculation is based on current expected loss methodology. Prior to January 1, 2023, calculation was based on incurred loss methodology.

CODORUS VALLEY BANCORP, INC.

Consolidated Statements of Income (Unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
(dollars in thousands, except per share data)	2023	2023	2022	2023	2022
Interest income
Loans, including fees	$26,000	$24,803	$18,994	$73,837	$51,463
Investment securities:
Taxable	2,562	2,492	2,069	7,511	5,081
Tax-exempt	106	99	113	306	317
Dividends	44	51	11	112	30
Other	361	545	1,486	1,590	2,362
Total interest income	29,073	27,990	22,673	83,356	59,253
Interest expense
Deposits	8,740	7,077	1,807	20,954	3,879
Federal funds purchased and other short-term borrowings	377	437	13	852	35
Long-term debt and junior subordinated debt	215	208	133	617	441
Subordinated notes	369	369	369	1,107	1,107
Total interest expense	9,701	8,091	2,322	23,530	5,462
Net interest income	19,372	19,899	20,351	59,826	53,791
Provision for (recovery of) credit losses - loans (1)	128	(31)	(567)	589	3,434
Provision for (recovery of) credit losses - unfunded commitments (1)	123	(46)	0	323	0
Net interest income after provision for (recovery of) provision credit losses	19,121	19,976	20,918	58,914	50,357
Noninterest income
Trust and investment services fees	1,293	1,275	1,141	3,770	3,440
Income from mutual fund, annuity and insurance sales	315	323	283	1,007	958
Service charges on deposit accounts	1,598	1,541	1,395	4,624	4,045
Income from bank owned life insurance	396	329	322	1,047	941
Other income	549	587	528	1,998	1,479
Gain (loss) on sale of loans held for sale	42	(4)	42	48	621
(Loss) gain on sale of assets held for sale	0	0	(100)	118	(100)
Loss on sales of securities	0	0	0	(388)	0
Total noninterest income	4,193	4,051	3,611	12,224	11,384
Noninterest expense
Personnel	9,412	9,489	9,243	27,943	26,124
Occupancy of premises, net	853	880	943	2,711	2,844
Furniture and equipment	798	878	852	2,514	2,551
Professional and legal	549	379	367	1,395	2,281
Marketing	347	387	507	1,010	1,340
FDIC insurance	245	244	190	739	617
Debit card processing	546	432	455	1,456	1,222
Charitable donations	62	899	56	993	971
External data processing	974	1,043	981	3,027	2,820
Impaired loan carrying costs (recovery)	107	(238)	217	(229)	512
Other	2,003	1,083	1,511	4,624	4,939
Total noninterest expense	15,896	15,476	15,322	46,183	46,221
Income before income taxes	7,418	8,551	9,207	24,955	15,520
Provision for income taxes	1,501	1,940	2,053	5,435	3,360
Net income	$5,917	$6,611	$7,154	$19,520	$12,160
Net income per share, basic	0.62	0.69	0.75	2.03	1.28
Net income per share, diluted	0.61	0.69	0.75	2.03	1.27

(1) Beginning January 1, 2023, calculation is based on current expected loss methodology. Prior to January 1, 2023, calculation was based on incurred loss methodology.

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2023	2023	2023	2022	2022	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2023	2022
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$5,917	$6,611	$6,992	$7,932	$7,154	$19,520	$12,160
Basic earnings per share	$0.62	$0.69	$0.73	$0.83	$0.75	$2.03	$1.28
Diluted earnings per share	$0.61	$0.69	$0.73	$0.83	$0.75	$2.03	$1.27
Cash dividends paid per share	$0.17	$0.16	$0.16	$0.15	$0.15	$0.49	$0.45
Book value per share	$19.06	$19.34	$19.28	$18.51	$17.63	$19.06	$17.63
Tangible book value per share (2)	$18.82	$19.10	$19.04	$18.27	$17.39	$18.82	$17.39
Tangible book value per share without AOCI (8)	$23.28	$22.81	$22.26	$21.90	$21.21	$23.28	$21.21
Average shares outstanding	9,616	9,600	9,585	9,566	9,545	9,601	9,521
Average diluted shares outstanding	9,631	9,610	9,612	9,589	9,568	9,618	9,550

Performance Ratios (%)
Return on average assets (3)	1.08	1.22	1.29	1.43	1.25	1.20	0.69
Return on average equity (3)	12.64	14.17	15.45	18.50	15.93	14.07	8.78
Net interest margin (4)	3.64	3.81	4.00	3.98	3.66	3.81	3.21
Efficiency ratio (5)	66.95	64.19	59.05	60.87	63.51	63.32	70.44
Net overhead ratio (3)(6)	2.14	2.10	1.93	2.13	2.04	2.06	1.99

Asset Quality Ratios (%)
Net loan charge-offs to average loans (3)	-0.15	0.20	0.15	0.24	0.02	0.06	0.34
Allowance for credit losses to total loans (7)	1.26	1.23	1.31	1.27	1.39	1.26	1.39
Nonperforming assets to total loans and foreclosed real estate	0.47	0.70	0.55	0.70	0.99	0.47	0.99

Capital Ratios (%)
Average equity to average assets	8.55	8.58	8.38	7.75	7.84	8.50	7.90
Tier 1 leverage capital ratio	10.50	10.38	10.20	9.77	9.18	10.50	9.18
Common equity Tier 1 capital ratio	12.52	12.37	12.19	12.04	11.80	12.53	11.80
Tier 1 risk-based capital ratio	13.08	12.94	12.76	12.61	12.38	13.09	12.38
Total risk-based capital ratio	16.01	15.85	15.75	15.57	15.42	16.02	15.42

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) non-GAAP measure - book value less goodwill and core deposit intangibles; see reconciliation below

(3) annualized for the quarterly periods presented

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) noninterest expense less noninterest income as a percentage of average assets

(7) excludes loans held for sale

(8) non-GAAP measure - book value less accumulated other comprehensive income; see reconciliation below

Reconciliation of Non-GAAP Financial Measures (Tangible Book Value and Tangible Book Value without AOCI)

(in thousands, except per share data)	2023	2023	2023	2022	2022
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Total Shareholders’ Equity	$183,363	$185,869	$184,946	$177,300	$168,339
Less: Goodwill and Other Intangible Assets	(2,302)	(2,302)	(2,303)	(2,303)	(2,303)
Tangible Shareholders’ Equity	$181,061	$183,567	$182,643	$174,997	$166,036
Less: Accumulated Other Comprehensive Income	(42,869)	(35,650)	(30,941)	(34,764)	(36,499)
Tangible Shareholders’ Equity without AOCI	$223,930	$219,217	$213,584	$209,761	$202,535

Common Shares Outstanding	9,619	9,611	9,594	9,581	9,548
Book Value Per Share	$19.06	$19.34	$19.28	$18.51	$17.63
Effect of Intangible Assets	(0.24)	(0.24)	(0.24)	(0.24)	(0.24)
Tangible Book Value Per Share	$18.82	$19.10	$19.04	$18.27	$17.39

Book Value Per Share	$19.06	$19.34	$19.28	$18.51	$17.63
Effect of Intangible Assets and AOCI	4.22	3.47	2.98	3.39	3.58
Tangible Book Value Per Share without AOCI	$23.28	$22.81	$22.26	$21.90	$21.21

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitation as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$26,772	$361	5.35%	$43,006	$545	5.08%	$260,302	$1,486	2.26%
Investment securities:
Taxable	371,603	2,606	2.78	370,345	2,543	2.75	347,656	2,080	2.37
Tax-exempt	22,523	128	2.25	22,581	121	2.15	26,414	142	2.13
Total investment securities	394,126	2,734	2.75	392,926	2,664	2.72	374,070	2,222	2.36
Loans:
Taxable (1)	1,677,117	25,829	6.11	1,644,775	24,630	6.01	1,556,060	18,817	4.80
Tax-exempt	21,721	213	3.89	22,292	214	3.85	23,057	222	3.82
Total loans	1,698,838	26,042	6.08	1,667,067	24,844	5.98	1,579,117	19,039	4.78
Total earning assets	2,119,736	29,137	5.45	2,102,999	28,053	5.35	2,213,489	22,747	4.08
Other assets (2)	71,008			72,796			78,942
Total assets	$2,190,744			$2,175,795			$2,292,431
Liabilities and Shareholders’ Equity
Deposits:
Interest bearing demand	$917,983	5,542	2.40%	$899,474	4,612	2.06%	$982,174	1,238	0.50%
Savings	146,038	11	0.03	151,143	12	0.03	166,275	13	0.03
Time	435,439	3,187	2.90	411,309	2,453	2.39	402,576	556	0.55
Total interest bearing deposits	1,499,460	8,740	2.31	1,461,926	7,077	1.94	1,551,025	1,807	0.46
Short-term borrowings	38,726	377	3.86	44,139	437	3.97	13,255	13	0.39
Long-term debt and junior subordinated debt	14,356	215	5.94	14,520	208	5.75	15,047	133	3.51
Subordinated notes	30,818	369	4.75	30,798	369	4.81	30,737	369	4.76
Total interest bearing liabilities	1,583,360	9,701	2.43	1,551,383	8,091	2.09	1,610,064	2,322	0.57
Noninterest bearing deposits	401,734			418,504			489,589
Other liabilities	18,439			19,277			12,992
Shareholders’ equity	187,211			186,631			179,786
Total liabilities and shareholders’ equity	$2,190,744			$2,175,795			$2,292,431
Net interest income (tax equivalent basis)		$19,436			$19,962			$20,425
Net interest margin (3)			3.64%			3.81%			3.66%
Tax equivalent adjustment		(64)			(63)			(74)
Net interest income		$19,372			$19,899			$20,351

(1) Average balances include nonaccrual loans.

(2) Average balances include bank owned life insurance and foreclosed real estate.

(3) Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Nine Months Ended
	September 30, 2023			September 30, 2022
(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$43,232	$1,590	4.92%	$357,588	$2,362	0.88%
Investment securities:
Taxable	370,376	7,623	2.75	308,214	5,111	2.22
Tax-exempt	22,877	374	2.19	25,526	398	2.08
Total investment securities	393,253	7,997	2.72	333,740	5,509	2.21
Loans:
Taxable (1)	1,645,243	73,319	5.96	1,543,502	51,059	4.42
Tax-exempt	22,200	644	3.88	16,640	509	4.09
Total loans	1,667,443	73,963	5.93	1,560,142	51,568	4.42
Total earning assets	2,103,928	83,550	5.31	2,251,470	59,439	3.53
Other assets (2)	71,693			84,516
Total assets	$2,175,621			$2,335,986
Liabilities and Shareholders’ Equity
Deposits:
Interest bearing demand	$906,847	13,615	2.01%	$986,805	$1,999	0.27%
Savings	152,363	35	0.03	162,538	37	0.03
Time	413,646	7,304	2.36	425,490	1,843	0.58
Total interest bearing deposits	1,472,856	20,954	1.90	1,574,833	3,879	0.33
Short-term borrowings	32,014	852	3.56	11,780	35	0.40
Long-term debt	14,521	617	5.68	20,049	441	2.94
Subordinated debentures	30,798	1,107	4.81	30,717	1,107	4.82
Total interest bearing liabilities	1,550,189	23,530	2.03	1,637,379	5,462	0.45
Noninterest bearing deposits	421,397			501,243
Other liabilities	19,064			12,766
Shareholders’ equity	184,971			184,598
Total liabilities and shareholders’ equity	$2,175,621			$2,335,986
Net interest income (tax equivalent basis)		$60,020			$53,977
Net interest margin (3)			3.81%			3.21%
Tax equivalent adjustment		(194)			(186)
Net interest income		$59,826			$53,791

(1) Average balances include nonaccrual loans.

(2) Average balances include bank owned life insurance and foreclosed real estate.

(3) Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.